Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Immuneering Corporation of our report dated May 13, 2021, except for the stock split described in Note 13, as to which the date is July 23, 2021, relating to the consolidated financial statements of Immuneering Corporation and its subsidiary appearing in the Registration Statement (No. 333-257791) on Form S-1, as amended and related prospectus of Immuneering Corporation.

/s/ RSM US LLP

Boston, Massachusetts

August 3, 2021